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                                                                    Exhibit 99.3

                           CORESTATES FINANCIAL CORP
                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

                       Broker and Nominee Authorization

First Chicago Trust Company of New York
30 West Broadway
New York, New York 10007-2192

Gentlemen:

      The undersigned record holder (the "Holder") of Common Stock of CoreStates Financial Corp ("CoreStates") has received a copy of the current Prospectus of CoreStates describing its Dividend Reinvestment and Share Purchase Plan (the "Plan") and hereby appoints First Chicago (the "Agent") as its agent to receive dividends that may become payable to it on CoreStates Common Stock registered in its name and to apply such dividends to the purchase of CoreStates Common Stock and to apply any optional cash payments made by the undersigned to the purchase of CoreStates Common Stock subject to the terms and conditions of the Plan and to the following additional terms and conditions, which shall control to the extent that they conflict with any terms and conditions of the Plan:
            1. Reinvestment of dividends by the Holder will be optional with each cash dividend declared by CoreStates. If the Holder elects to reinvest a dividend payable with respect to any shares registered in its name, it will, not later than the fifth business day following the record date for such dividend, deliver to the Agent, at the above address, written instructions on the form specified by the Agent identifying one or more beneficial owners (by name, account number, or other alphanumeric designation) and specifying as to each owner the number of full shares with respect to which the dividend is to be reinvested. The aggregate number of shares specified on any instruction form may not exceed the number of shares registered in the name of the Holder on the relevant record date. It is understood and agreed that if the Agent does not receive proper written reinvestment instructions from the Holder by the time specified above in this paragraph, the entire dividend with respect to shares registered in the name of the Holder on the record date will be paid to the Holder in the usual manner.
            2. If the conditions of paragraph 1 have been met, the Agent will, on the relevant Investment Date (as defined in the Plan), reinvest the dividend payable with respect to the number of shares specified in the Holder's instructions for each identified owner in as many full shares of CoreStates Common Stock as can be purchased with the total of the dividend paid with respect to each specified number of shares at the purchase price computed in accordance with the Plan. The remaining amount, if any, will be paid to the Holder.
            3. The Holder may make optional cash payments in accordance with and subject to the provisions of the Plan. In order to be invested in shares of CoreStates Common Stock on a relevant investment Date (as defined in the Plan) optional cash payments (payable by check or money order to "First Chicago-CoreStates," in United States dollars) must be received prior to the relevant record date along with written instructions on the form specified by the Agent, identifying the beneficial owners (by name, account number or other alphanumeric designation) making such optional cash payments and the amount of the optional cash payment made by each beneficial owner. Total optional cash payments made by any single beneficial owner may not exceed $5,000 per month. It is understood and agreed that if the Agent does not receive proper written investment instructions from the Holder as stated above, the optional cash payment or payments will be returned to the Holder by the Agent. If the conditions of this paragraph have been met, the Agent will, on the relevant investment Date (as defined in the Plan), invest the optional cash payment of each identified owner in as many full shares of CoreStates Common Stock as can be purchased with each optional cash payment at the purchase price computed in accordance with the Plan. The remaining optional cash payment, if any, will be paid to the Holder.
            4. As soon as practicable following the relevant Investment Date (as defined in the plan), the Agent will transmit to the Holder a listing, containing the identification of each owner furnished by the Holder in its instructions and showing as to each such owner (if applicable): (a) the number of shares of CoreStates Common Stock specified for reinvestment of the dividend, (b) the total dividend paid with respect to such shares of CoreStates Common Stock, (c) the total amount invested in respect of optional cash payments, (d) the number of whole shares of CoreStates Common Stock purchased, (e) the total coat of shares of CoreStates Common Stock purchased, (f) the portion of the total amount available for reinvestment but not reinvested, and (g) the aggregate fair market value on the relevant investment date of the shares purchased. Accompanying the listing will be a share certificate, registered in the name of the Holder, for the total number of shares purchased for each of the beneficial owners identified on the listing, and one check for the aggregate amount of the dividends or optional cash payments not reinvested for such owners.
            5. Dividends will be paid in the usual manner with respect to any shares registered in the name of the Holder on any record date which are not covered by an appropriate instruction form.

                                         Very truly yours,


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                                           (Print or type name and address)


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Dated:                                  By:
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                                                    Authorized Signature

       [    ] Pleased send         additional copies of the instruction form.
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